UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2016

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52561	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor New York, New York 10014
(Address of principal executive offices)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 10, 2016, The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) issued a press release announcing its rights offering (the “Rights Offering”), which generated approximately $4 million in gross proceeds for the Company, closed on February 9, 2016. The Company issued a total of 1,454,545 shares of common stock at $2.75 per share. This includes 632,582 shares issued to holders upon exercise of their basic subscription rights.

The Company expects the net proceeds of the Rights Offering to be approximately $3.8 million following the deduction of expenses. The Company expects to utilize the net proceeds of the Rights Offering to primarily fund the planned development of the Company’s future STK restaurants. A copy of the press release is filed as Exhibit 99.1 hereto.

As a result of the Rights Offering, the exercise price of the Company’s public warrants was adjusted to $4.91 per share in accordance with the terms of the Warrant Agreement between the Company and Continental Stock Transfer and Trust Company.  The Company’s public warrants expire on February 27, 2016.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated February 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2016

THE ONE GROUP HOSPITALITY, INC.

By:	/s/ Samuel Goldfinger
Name:	Samuel Goldfinger
Title:	Chief Financial Officer

Exhibit Index

99.1	Press Release, dated February 10, 2016